EXHIBIT 99.1

NEWS RELEASE
For Release on October 28, 2004	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Second Quarter FY 2005 Results

     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit from continuing operations of $148,000 or $0.03 per fully diluted share for the quarter ending September 25, 2004. This compares with a net loss of $357,000 or $0.08 per fully diluted share for the same period a year ago. For the six month period ending September 25, 2004 profit from continuing operations was $462,000 or $0.10 per fully diluted share compared to a loss of $1,633,000 or $0.35 per fully diluted share for the same period a year ago.

     For the three month period ended September 25, 2004, net profits including discontinued operations was $24,000 or $0.01 per fully diluted share. This compares with the net loss of $483,000 or $0.10 per fully diluted share for the same period a year ago. Net profit for six months ending September 25, 2004 was $381,000 or $0.08 per fully diluted share compared with a net loss of $4,115,000 or $0.88 per fully diluted share for the same period last year.

     Net sales from continuing operations increased 4.8% to $5,379,000 in the second quarter of fiscal 2005 versus $5,135,000 in the second quarter of fiscal 2004.

     During July 2004, Microsource renegotiated a long-term contract with an existing customer. As a result, the customer’s firm purchase commitment quantities have been significantly reduced, whereby the Company reversed its recorded backlog for deliveries beyond 12 months by approximately $4,854,000. Orders booked for the second quarter of fiscal 2005 were $6,107,000 before this order reversal as compared to $3,930,000 for the second quarter of fiscal 2004. Book to bill ratio exclusive of this reversal is 1.14 versus 0.77 for the same period a year ago. Backlog at quarter end was $9.9 million (approximately $7.4 million is shippable within one year) as compared to $13.1 million (approximately $5.4 million shippable within one year) in the second quarter of the prior year.

     Cash and cash equivalents at September 25, 2004 were $2,214,000 compared to $2,376,000 as of June 26, 2004.

     During the fourth quarter of fiscal 2004, Giga-tronics consummated the sale of Dymatix, which had been discontinued during the first quarter of fiscal 2004.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the first quarter results. To participate in the call, dial 612-332-0345. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of October 28, 2004 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held Company, traded on the NASDAQ Small Cap Market under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 27, 2004 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	September 25, 2004	March 27, 2004
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,214	$2,752
Notes receivable	202	253
Trade accounts receivable, net	3,133	1,959
Inventories	6,708	6,920
Prepaid expenses	225	271

Total current assets	12,482	12,155
Property and equipment, net	918	1,251
Other assets	138	327

Total assets	$13,538	$13,733

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$941	$1,686
Accrued commissions	362	293
Accrued payroll and benefits	906	889
Accrued warranty	488	548
Customer advances	406	58
Obligations under capital lease	—	10
Other current liabilities	512	674

Total current liabilities	3,615	4,158
Deferred rent	346	379

Total liabilities	3,961	4,537

Shareholders’ equity
Preferred stock of no par value; Authorized 1,000,000 shares; no shares outstanding at September 25, 2004 and March 27, 2004	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,724,896 shares at September 25, 2004 and 4,724,896 shares at March 27, 2004 issued and outstanding	12,752	12,752
Accumulated deficit	(3,175)	(3,556)

Total shareholders’ equity	9,577	9,196

Total liabilities and shareholders’ equity	$13,538	$13,733

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(In thousands except per share data)	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
(Unaudited)
Net sales	$5,379	$5,135	$11,079	10,374
Cost of sales	3,050	3,220	6,179	7,096

Gross profit	2,329	1,915	4,900	3,278
Product development	809	865	1,653	1,853
Selling, general and administrative	1,371	1,420	2,784	3,064

Operating expenses	2,180	2,285	4,437	4,917
Operating income (loss)	149	(370)	463	(1,639)
Interest income, net	(1)	13	3	10

Income (loss) from continuing operations before income taxes	148	(357)	466	(1,629)
Provision for income taxes	—	—	4	4

Income (loss) from continuing operations	148	(357)	462	(1,633)
Loss on discontinued operations, net of income taxes	(124)	(126)	(81)	(2,482)

Net income (loss)	$24	$(483)	$381	$(4,115)

Basic net income (loss) per share:
From continuing operations	$0.03	$(0.08)	$0.10	$(0.35)
On discontinued operations	(0.02)	(0.02)	(0.02)	(0.53)

Basic net income (loss) per share	$0.01	$(0.10)	$0.08	$(0.88)

Diluted net income (loss) per share:
From continuing operations	$0.03	$(0.08)	$0.10	$(0.35)
On discontinued operations	(0.02)	(0.02)	(0.02)	(0.53)

Diluted net income (loss) per share	$0.01	$(0.10)	$0.08	$(0.88)

Shares used in per share calculation:
Basic	4,725	4,696	4,725	4,695
Dilutive	4,732	4,696	4,734	4,695